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EXHIBIT 11.1 - Earnings Per Share Computation



Earnings per share calculations may be affected by the granting of stock options under the Company's stock option plan. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method.



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                                                                                         Three Months Ended March 31,
                                                                                         ----------------------------
Weighted Average Shares Outstanding                                                          1995                1994
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
Common stock outstanding throughout the period                                          2,728,000           2,705,000

Dilutive unexercised stock options:
      Shares presumed issued at exercise ($2.25 per share)                                 91,000             107,000
      Less:  Shares repurchased with presumed proceeds at average per
             share price ($2.41 in 1995 and $7.22 in 1994 per share)                      (85,000)            (34,000)
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Weighted average shares outstanding                                                     2,734,000           2,778,000
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

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                                             Three Months Ended March 31,1995       Three  Months Ended March 31, 1994
                                             --------------------------------       ----------------------------------
                                                   Earnings        Per Share         Earnings (Loss)         Per Share
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
Earnings per share:
     Continuing operations                      $    386,000        $     .14           $    911,000         $     .33
     Discontinued operations                              -                -                (198,000)             (.07)
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          Net income                            $    386,000        $     .14           $    713,000         $     .26
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